GOLDEN PATRIOT, CORP.

1979 Marcus Avenue, Suite 210

Lake Success, New York 11042

November 3, 2006

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

Samples Now at Tucson Lab on Successfully Completed Uranium Drill Program on Past Producing Mine

Golden Patriot, Corp. ("Golden Patriot") (OTCBB: GPTC) (Frankfurt Stock Exchange: GPU) is extremely pleased to announce that it has been informed by the operator that Phase 1 of drilling operations have now been completed on the past producing Lucky Boy uranium mine and the samples have now been shipped to a lab in Tucson, Arizona in preparation for assaying.  It is expected that the results from this successful drill program on the past producing Lucky Boy Uranium Mine will be forthcoming shortly.

The project geologist reports that Phase 1 of the drill program has been successful in determining various grades of 2lbs/ton and greater, with widths of 10 to 20 feet in a number of drill-holes on the property based on scintilometer readings of the samples, and observations of the anomalous thickness, by him, on site. The chemical assays and correlated down-hole probe radiometrics will give the definitive results and determine the next phase of drilling to further define the ore body.

Mr. Brad Rudman, President of Golden Patriot stated, “We are very excited about the upcoming weeks as we receive the sample results from our past producing uranium mine.  Based on recent events in the uranium world, namely the flooding of the Cameco mine, the price of uranium is continuing its impressive climb to now being over $60 per pound.  The investor appetite for junior uranium stocks is clearly growing.  As it stands, Golden Patriot is one of the smallest market capitalized companies that is testing a past producing uranium mine.”

Golden Patriot also recently entered into a letter of intent to option 50% of its Debut Gold Property in Elko, Nevada.  Terms of the letter of intent call for exploration expenditures of $1,000,000 CDN, which must be fully paid before the option may be exercised, and 100% of all property payments over a period of 10 years.   A drill program is being developed and is expected to commence in the first quarter of 2007.

To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 516-343-6990

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.